Exhibit 99.1

Newfield Exploration to Redeem $325 Million in Senior Subordinated Notes

The Woodlands, Texas – April 2, 2012 – Newfield Exploration Company (NYSE: NFX) announced today that it has elected to redeem all of its outstanding 6⅝ Senior Subordinated Notes due September 2014 (the “Notes”).  The Notes, which have an outstanding principal balance of $325 million, will be redeemed on April 30, 2012 at 101.1042% of the principal amount plus accrued interest.  Newfield intends to fund the redemption primarily through the use of its credit facility.

U.S. Bank National Association is the trustee for the Notes and will act as the paying agent for this transaction. U.S. Bank National Association's address is 5555 San Felipe, Suite 1150, Houston, Texas  77056.  Holders of the Notes with questions regarding the details of the redemption may call U.S. Bank National Association, Corporate Trust Services at 713-235-9208.

This press release is for informational purposes only and does not constitute an offer to purchase or sell or a solicitation of an offer to purchase or sell any securities in any jurisdiction.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  Our domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, we focus on offshore oil developments in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors.  Factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2011 Annual Report on Form 10-K  and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:

Investor Relations:	Steve Campbell (281) 210-5200
Danny Aguirre (281) 210-5203
Media Relations	Keith Schmidt (281) 210-5202